Exhibit 10.1

THIRD AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of May 13, 2015, by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit
Agreement is amended as follows:

(a)    The Credit Agreement is amended by inserting the following defined terms into Section
1.1. in appropriate alphabetical order:

“Third Amendment Effective Date” means May 13, 2015.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held by the Borrower and its Subsidiaries other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens of a depository institution or securities intermediary arising by virtue of any statutory or common law provisions, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts or other funds maintained with such depository institution or securities intermediary (other than any of the foregoing intended as cash collateral)) or a Negative Pledge or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness.

(b) The Credit Agreement is amended by restating the definitions of “Applicable Facility Fee”, “Applicable Margin”, “Capitalization Rate”, “Issuing Bank”, “Termination Date”, “Third Party Net Income” and “Total Asset Value” in Section 1.1. in their entireties to read as follows:

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Third Amendment Effective Date, the Applicable Margin is determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for all Base Rate Loans
1	A-/A3 (or equivalent) or better	0.875%	0.875%
2	BBB+/Baa1 (or equivalent)	0.925%	0.925%
3	BBB/Baa2 (or equivalent)	1.000%	1.000%
4	BBB-/Baa3 (or equivalent)	1.200%	1.200%
5	Lower than BBB-/Baa3 (or equivalent)	1.550%	1.550%

“Capitalization Rate” means 6.50%.

“Issuing Bank” means each of Wells Fargo and PNC Bank, National Association in its capacity as an issuer of Letters of Credit pursuant to Section 2.3. Any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Termination Date” means May 13, 2019, or such later date to which the
Termination Date may be extended pursuant to Section 2.13.

“Third Party Net Income” means, with respect to a Person and for a given period (a) net income from fees, commissions and other compensation derived from (without duplication) (i)

managing and/or leasing properties owned by third parties; (ii) developing properties for third parties; (iii) arranging for property acquisitions by third parties; (iv) arranging financing for third parties and (v) consulting and business services performed for third parties; minus (b) taxes paid or accrued in accordance with GAAP during such period by any “taxable REIT subsidiary” (as defined in Sec. 856(l) of the Internal Revenue Code) of such Person or any of its Subsidiaries. For purposes of this definition, the term “third parties” shall include Unconsolidated Affiliates of a Person.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the period of four fiscal quarters most recently ended, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of during the period of four fiscal quarters of the Parent most recently ended shall be excluded. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income. To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interest in Person other than Consolidated Subsidiaries and Mortgage Receivables, in the aggregate, would exceed
20.0% of Total Asset Value, such excess shall be excluded and (y) Development
Properties would exceed 15.0% of Total Asset Value, such excess shall be excluded.

(c)    The Credit Agreement is further amended by adding the following sentence at the end of the definition of “LIBOR” set forth in Section 1.1.:

If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

(d)    The Credit Agreement is further amended by restating Section 2.3. in its entirety to read as follows:
Section 2.3. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Banks, on behalf of the Lenders, agree to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if after giving effect to such issuance, the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed one-half of the L/C Commitment Amount.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of a Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but, except as set forth in the following sentence, in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Lenders no later than 30 days prior to the Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the Issuing Bank, the Administrative Agent and the Borrower).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2.., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by it within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by it of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e) Manner of Reimbursement. Unless the Borrower provides notice to the Administrative Agent not later than 12:00 noon Eastern time at least one (1) Business Day prior to the date that payment is required to be made pursuant to the related demand for payment that it intends to reimburse the applicable Issuing Bank by means other than by a borrowing hereunder, then if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation, the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Eastern time on the date payment is required to made, and each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office in immediately available funds and (ii) if such conditions would not permit the making of Revolving Loans and the Borrower does not otherwise reimburse the applicable Issuing Bank for the amount of the related demand for payment, the failure of which such Issuing Bank shall notify the Administrative Agent, the provisions of subsection (j) of this Section shall apply and an Event of Default under Section 10.1.(a)(i) shall have occurred. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection. The Administrative Agent shall pay the proceeds of any Revolving Loans made pursuant to this Section to the applicable Issuing Bank, which shall apply such proceeds to repay the unpaid Reimbursement Obligation.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent, any other Issuing Bank or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of

Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any applicable Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, either Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, either such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, either such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, either Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Lenders, if any, required by Section 12.7. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the issuance by an Issuing Bank of all other Letters of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.3.(e) is received by a Lender not later than 12:00 noon Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. Eastern time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f) or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of any Lender from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of an Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l) Existing Letters of Credit. The parties agree that each Existing Letter of Credit shall, from and after the Effective Date, be deemed a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

(e)    The Credit Agreement is further amended by restating Section 2.4.(a) in its entirety to read as follows:

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $80,000,000, as such amount may be reduced from time to time in accordance with the terms hereof; provided, that the Swingline Lender shall not be obligated to make a Swingline Loan if after giving effect to the making of such Swingline Loan, the aggregate principal amount of outstanding Revolving Loans made by it in its capacity as a Lender plus the aggregate principal amount of outstanding Swingline Loans made by it in its capacity as a Swingline Lender would exceed the Commitment of the Swingline Lender in its capacity as a Lender. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, or if at any time the aggregate principal amount of the outstanding Swingline Loans and outstanding Revolving Loans made by the Swingline Lender in its capacity as a Lender exceeds the Commitment of the Swingline Lender in its capacity as a Lender in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess, and, subject to the parenthetical in the last sentence of Section
3.2., the proceeds of such payment shall be applied to repay outstanding Swingline Loans. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(f) The Credit Agreement is further amended by restating the first three sentences of Section
2.13. and that portion of the fourth sentence of Section 2.13. appearing immediately prior to the “:” in their entireties to read as follows:

The Borrower shall have the right, exercisable two times, to extend the Termination Date in effect as of the date each such right is exercised by six months. The Borrower may exercise each such extension right only by executing and delivering to the Administrative Agent, at least 90 days but not more than 180 days prior to the then current Termination Date, a written request for such extension (each an “Extension Request”). The Administrative Agent shall notify the Lenders each time it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date then in effect shall be extended for six months effective upon receipt by the Administrative Agent of an Extension Request and payment of the applicable fee referred to the following clause (b):
(g)    The Credit Agreement is further amended by restating Section 3.5.(e) thereof in its entirety to read as follows:

(e) Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender (x) upon a first request to extend the Termination Date by six months, a fee equal to three-fortieths of one percent (0.075%) of the amount of such Lender’s Commitment (whether or not utilized) at such time, and (y) upon a second request to extend the Termination Date for an additional six months, a fee equal to one-twentieth of one percent (0.050%) of the amount of such Lender’s Commitment (whether or not utilized) at such time. The extension fee set forth in clause (x) of the immediately preceding sentence shall be due and payable in full on the date the Administrative Agent receives a first Extension Request pursuant to such Section, and the extension fee set forth in clause (y) of the immediately preceding sentence shall be due and payable in full on the date the Administrative Agent receives a second Extension Request pursuant to such Section.

(h)    The Credit Agreement is further amended by restating Section 9.1.(a) in its entirety as follows:

(a)    [Intentionally Omitted.]

(i)    The Credit Agreement is further amended by restating Section 9.1.(b) in its entirety as follows:
(b) Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause (A).

(j)    The Credit Agreement is further amended by restating Section 9.1.(e) in its entirety as follows:
(b) Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.35 to 1.00 at any time. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Secured Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (A).

(k)    The Credit Agreement is further amended by restating Section 9.1.(g) in its entirety as follows:

(g)    [Intentionally Omitted.]
(l) The Credit Agreement is amended by deleting Schedule I attached thereto and replacing it with Schedule I attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)    A counterpart of this Amendment duly executed by the Borrower, the Parent, the
Administrative Agent and all of the Lenders;

(b)    Notes executed by the Borrower, payable to each applicable Lender (including any
Designated Lender, if applicable but excluding any Lender that has elected not to receive Notes);

(c) An opinion of counsel to the Borrower, the Parent and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(d) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(e) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(f) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(g) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party;

(h)    Evidence that all fees payable by the Borrower to the Administrative Agent and the
Lenders in connection with this Amendment have been paid; and

(i) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.
Section 3. Representations. Each of the Parent and the Borrower represents and warrants to the
Administrative Agent and the Lenders that:

(a) Authorization. Each of the Parent and Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each of the Parent and the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by each of the Parent and the Borrower of this Amendment and the performance by the Parent and the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Parent, the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Parent and Borrower. Each of the Parent and the Borrower hereby reaffirms that the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 5. Assignment. Upon the effectiveness of this Amendment, the Administrative Agent, the Parent, the Borrower and each Lender agree that the amount of such Lender’s Commitment is as set forth on Schedule I attached hereto. Simultaneously with the effectiveness of this Amendment, Branch Banking and Trust Company (“BB&T”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Commitment of Chang Hwa Commercial Bank, New York Branch (the “Exiting Lender”), so that after giving effect to such purchase the Commitment of BB&T will be as set forth on Schedule I attached hereto. Such purchase shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without payment of any related assignment fee, and except for the Notes to be provided to BB&T, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignment (all of which are hereby waived). BB&T and the Exiting Lender shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent), with respect to such assignment. Upon the effectiveness of this Amendment, the Commitment of the Exiting Lender shall be terminated, and the Exiting Lender shall cease to be a Lender under the Credit Agreement.

Section 6. Joinder. Upon the effectiveness of this Agreement, BB&T, as a new Lender, agrees that it shall have all of the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents with respect to such its commitment.

Section 7. Representations and Warranties of New Lender. BB&T (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated herby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the effectiveness of this Amendment, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to provide a Commitment, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1(j) thereof or of the most recent financial statements delivered pursuant to Section 8.1 of
8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its credit analysis and decision to provide a Commitment, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, and (vii) if a Foreign Lender, it has provided all documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Lender; and (b) agrees that (i) it will independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 8. Certain References. Each reference to the Credit Agreement in any of the Loan
Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 9. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 10. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK
APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 14. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 15. Reaffirmation of Guaranty. The Parent hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under that certain Amended and Restated Guaranty dated as of September 7, 2011 (the “Guaranty”) to which the Parent is a party, and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of the Parent thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Third
Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:
REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, Its sole general partner
	By:	/s/ Scott R. Prigge Name: Scott R. Prigge Title: Senior Vice President

PARENT:
REGENCY CENTERS CORPORATION,

By:	/s/ Scott R. Prigge Name: Scott R. Prigge Title: Senior Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent and as a Lender

By:	/s/ Andrew W Hussion Name: Andrew W. Hussion Title: Director

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PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ken Carl Name: Ken Carl Title: Senior Vice President

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[Signature Page to Third Amendment to Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad A. Rafiq Name: Asad A. Rafiq Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S Hasan Name: Mohammad S Hasan Title: Executive Director

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SUNTRUST BANK, as a Lender

By:	/s/ Danny Stover Name: Danny Stover Title: Vice President

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COMERICA BANK, as a Lender

By:	/s/ Michael T. Shea Name: Michael T. Shea Title: Vice President

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REGIONS BANK, as a Lender

By:	/s/ Kerri L. Raines Name: Kerri L. Raines Title: Senior Vice President

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Daniel LePage Name: Daniel LePage Title: Authorized Signatory

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Keith J. Connolly Name: Keith J. Connolly Title: Managing Director

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hord Name: J. Lee Hord Title: Senior Vice President

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MIZUHO BANK, LTD., as a Lender

By:	/s/ Noel Purcell Name: Noel Purcell Title: Authorized Signatory

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Eric Searls Name: Eric Searls Title: Senior Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$120,000,000
PNC Bank, National Association	$120,000,000
Bank of America, N.A.	$75,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
SunTrust Bank	$75,000,000
Regions Bank	$60,000,000
Royal Bank of Canada	$60,000,000
Sumitomo Mitsui Banking Corporation	$60,000,000
U.S. Bank National Association	$60,000,000
Comerica Bank	$40,000,000
Mizuho Corporate Bank, Ltd.	$35,000,000
Branch Banking and Trust Company	$20,000,000
TOTAL	$800,000,000